FOR IMMEDIATE RELEASE	Exhibit 99.1

Contact:	Diana G. Purcel – Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
     Famous Dave’s Reports Third Quarter Net Income of $0.16 Per Share
     Minneapolis, MN, October 31, 2007 – FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the third quarter ended September 30, 2007.
     Highlights for the third quarter of 2007 were as follows:
•	Total revenue of $31.9 million increased 3.5% over the prior year.

•	Comparable sales for company-owned restaurants increased 2.1% over the prior year.

•	Franchise royalty revenue of $4.1 million increased 13.8% over the prior year.

•	Earnings were $0.16 per diluted share, including $0.03 of after-tax expense related to stock-based compensation.

•	Famous Dave’s of America to enter the “Big Apple”.
     Net income for the third quarter ending September 30, 2007 was approximately $1.6 million, or $0.16 per diluted share, on total revenue of approximately $31.9 million. In comparison, for the third quarter of 2006, net income was approximately $1.6 million or $0.15 per diluted share, on total revenue of approximately $30.8 million. Total revenue for the third quarter of 2007 increased 3.5% over the 2006 comparable period, reflecting a 2.6% increase in net restaurant sales and a 13.8% increase in franchise royalty revenue. Net sales for company-owned restaurants, open year-round for 18 months or more, increased 2.1% for the third quarter of fiscal 2007, as compared to an increase of 3.1% for the third quarter of fiscal 2006.
     For the nine months ended September 30, 2007, the company reported net income of $5.0 million, or $0.49 per diluted share, on total revenue of approximately $94.4 million, compared with net income of $3.9 million, or $0.35 per diluted share, on total revenue of approximately $88.6 million for the first nine months of 2006. Total revenue for the nine months ended September 30, 2007 increased 6.5% over the prior year comparable period, reflecting a 6.1% increase in net restaurant sales and a 15.2% increase in franchise royalty revenue. For the first nine months of 2007, net sales for company-owned restaurants, open year-round for 18 months or more, increased 1.7% compared with an increase of 3.3% for the first nine months of 2006.
     “We were very pleased that our restaurant operators again delivered solid results, including a 2.1% same store sales increase for the third quarter in a difficult macro economic environment,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “ While the external environment is presenting cost pressures both on our operations and the consumer, we are diligently focused on maintaining operating margins while growing our top line revenues through in restaurant dining as well as industry leading catering and to go.”  Goronkin continued, “We maintain a steadfast commitment to our long term strategies aimed at generating shareholder value through continued growth of restaurants and buying back shares of our stock.”

     Earnings results for the third quarter of 2007 included approximately $424,000, or $0.03 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, while the nine month period ended September 30, 2007 included compensation expense of approximately $1.5 million, or $0.09 per diluted share. In comparison, earnings results for the third quarter and nine months ended October 1, 2006, included compensation expense related to the company’s stock based incentive programs of approximately $404,000, or $0.02 per diluted share and $1.1 million or $0.06 per diluted share, respectively.
     During the third quarter of fiscal 2007, the company repurchased 236,878 shares of common stock at an average price of $19.09 per share, excluding commissions, and during the nine month period, the company repurchased 388,570 shares of common stock at an average price of $19.28 per share, excluding commissions.
     The company opened two franchise-operated restaurants during the third quarter, and has opened ten new franchise-operated and one company-owned restaurant in the nine months ending September 30, 2007. Mr. Goronkin stated, “Due to previously disclosed pre-construction delays, we are now expecting to open a total of 21 restaurants during fiscal 2007. We expect to open 25 to 30 restaurants during fiscal 2008.”
     During the third quarter the company entered into an area development agreement for nine new restaurants in Texas and Oklahoma. Additionally, subsequent to the quarter end, the company entered into an area development agreement for 7 new restaurants in the New York metro area and Westchester County, including a prominent first location in Times Square. Famous Dave’s ended the quarter with 155 restaurants, including 41 company-owned restaurants and 114 franchise-operated restaurants, located in 35 states.
     The company is hosting a conference call tomorrow, November 1, 2007, at 10:00 a.m. Central Time to discuss its third quarter 2007 financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises barbeque restaurants. As of October 31, 2007, the company owned 41 locations and franchised 116 additional units in 35 states and had signed development agreements for an additional 167 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel – Chief Financial Officer, at (952) 294-1300.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Revenue:
Restaurant sales, net	$27,168	$26,476	$80,835	$76,164
Franchise royalty revenue	4,113	3,613	11,894	10,323
Franchise fee revenue	437	524	993	1,490
Licensing and other revenue	184	199	718	663

Total revenue	31,902	30,812	94,440	88,640

Costs and expenses:
Food and beverage costs	8,231	8,034	24,503	23,070
Labor and benefits	8,270	8,003	24,073	22,567
Operating expenses	6,782	6,382	20,236	19,011
Depreciation and amortization	1,093	1,099	3,348	3,289
General and administrative	4,247	3,967	12,943	11,662
Impairment and estimated lease termination and other closing costs	—	332	—	1,116
Pre-opening expenses	349	49	391	448
Net loss on disposal of property	10	50	110	64

Total costs and expenses	28,982	27,916	85,604	81,227

Income from operations	2,920	2,896	8,836	7,413

Other income (expense):
Loss on early extinguishment of debt	—	—	(12)	(148)
Interest expense	(399)	(417)	(1,202)	(1,349)
Interest income	70	83	223	278
Other (expense) income, net	(6)	5	36	(41)

Total other expense	(335)	(329)	(955)	(1,260)

Income before income taxes	2,585	2,567	7,881	6,153

Income tax provision	(940)	(970)	(2,835)	(2,290)

Net income	$1,645	$1,597	$5,046	$3,863

Basic net income per common share	$0.17	$0.15	$0.50	$0.37

Diluted net income per common share	$0.16	$0.15	$0.49	$0.35

Weighted average common shares outstanding – basic	9,932,000	10,438,000	10,043,000	10,539,000

Weighted average common shares outstanding – diluted	10,285,000	10,778,000	10,396,000	10,888,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Food and beverage costs (1)	30.3%	30.3%	30.3%	30.3%
Labor and benefits (1)	30.4%	30.2%	29.8%	29.6%
Operating expenses (1)	25.0%	24.1%	25.0%	25.0%
Depreciation & amortization (restaurant level) (1)	3.6%	3.7%	3.7%	3.8%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%	0.4%	0.4%
General and administrative (2)	13.3%	12.9%	13.7%	13.2%
Impairment and estimated lease termination and other closing costs (1)	—	1.3%	—	1.5%
Pre-opening expenses and net loss on disposal of property (1)	1.3%	0.4%	0.6%	0.7%

Total costs and expenses (1)	90.6%	90.0%	89.4%	90.9%
Income from operations (2)	9.1%	9.4%	9.4%	8.4%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets	$13,268	$12,930
Property, equipment and leasehold improvements, net	53,521	50,037
Other assets	2,628	2,675

Total assets	$69,417	$65,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$17,949	$12,807
Long-term obligations	16,389	17,000
Shareholders’ equity	35,079	35,835

Total liabilities and shareholders’ equity	$69,417	$65,642

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Weighted average weekly net sales:
Company-Owned	$51,667	$50,285	$50,907	$48,625
Franchise-Operated	$58,196	$59,502	$58,346	$59,694

Operating weeks:
Company-Owned	522	523	1,582	1,560
Franchise-Operated	1,443	1,240	4,155	3,535

Comparable net sales:
Company-Owned	2.1%	3.1%	1.7%	3.3%
Franchise-Operated	(3.5%)	(1.6%)	(4.1%)	(2.2%)

Total number of restaurants:
Company-Owned	41	40	41	40
Franchise-Operated	114	98	114	98

Total	155	138	155	138
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.